FORM OF IRAQ LICENCE AGREEMENT

LICENCE AGREEMENT

THIS AGREEMENT (the “Agreement”) made effective as of the 27 day of July, 2012

BETWEEN:

PETROSONIC ENERGY, INC., a body corporate carrying on business in Nevada, U.S.A.

(“Petrosonic”)

AND:

SONORO ENERGY LTD., a body corporate carrying on business in the Province of Alberta, Canada

(“Sonoro”)

WHEREAS:

(a)	All capitalized terms used in these Recitals are defined in Section 1 below;

(b)	Petrosonic owns Proprietary Information and certain Patents related to the upgrading of heavy oils by sonicated de-asphalting and oxidation; and

(c)	Sonoro is a company carrying on business in Iraq;

(d)	Sonoro wishes to obtain a licence to use the Licenced Property in the Territory.

NOW THEREFORE, in consideration of the foregoing and the representations, warranties, covenants, conditions and promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.	DEFINITIONS

1.1	The following terms, when employed in this Agreement with capitalized initial letters, shall be defined as follows:

(a)	“Affiliate” means any person, partnership, joint venture, corporation or other form of enterprise which directly or indirectly controls, is controlled by, or is under common control with, Sonoro. For purposes of the preceding sentence, “control” means possession, directly or indirectly, of the power to direct or cause direction of management and policies through ownership of voting securities, contract, voting trust or otherwise;

(b)	“Confidential Information” means all information, data, knowledge and know-how (in whatever form and however communicated or maintained, whether orally, electronically or documentary, computer storage or otherwise) that is not generally known or available to third parties, and which derives independent economic value, actual or potential, from not being generally known or available, relating, directly or indirectly, to Petrosonic or its Proprietary Information (including, without limitation, any documents or notes relating thereto) that is delivered or disclosed by Petrosonic or by any of its officers, directors, employees, partners, agents or affiliates to Sonoro in writing, electronically, verbally or through visual means or which Sonoro obtains naturally, through observation or through analyses, interpretations, compilations, studies or evaluations of such information, data, knowledge or know-how, but does not include such information, data, knowledge or know-how, as shown by written records: (1) that is in Petrosonic’s possession prior to disclosure thereof by Petrosonic; (2) is in the public domain prior to the disclosure thereof by Petrosonic or lawfully enters the public domain through no violation of this Agreement after disclosure thereof by Petrosonic to Sonoro; (3) becomes available to Sonoro on a non-confidential basis from a source other than Petrosonic who is not, to Sonoro’s knowledge, after enquiry, under any obligation of confidentiality to Petrosonic; or (4) is independently developed by Sonoro without reference to or use of any of Petrosonic’s Confidential Information;

(c)	“Facility” means a heavy oil processing facility located in Fier Albania, with a capacity of 1,000 barrels of oil per day, or such greater capacity as Petrosonic and Sonoro may agree to in writing;

(d)	“Improvements” means improvements, variations, updates, modifications or enhancements made by Petrosonic or Sonoro after the date of this Agreement relating to the Licenced Property;

(e)	“Licence” means the licence of the Licenced Property from Petrosonic to Sonoro, as set out Section 2;

(f)	“Licenced Property” means the Proprietary Information and the Patents;

(g)	“Net Income” has the meaning given to it in the Shareholders’ Agreement

(h)	“Patents” means

(i)	International Patent Application No. PCT/CA2009/000289 published September 17, 2009;

(ii)	Eurasian Patent Application No. 201071060, filed December 15, 2010;

(iii)	European Patent Application No. 2260089, filed December 15, 2010;

(iv)	United States Patent Application No. 61/035,690, filed March 11, 2008;

(v)	Indian Patent Application No. 2156/MUMNP/2010;

(vi)	Canadian Trade-Mark No. TMA670945, registered August 23, 2006,

together with any and all related or subsequent filings thereof or based thereon in any patent office, intellectual property office or similar office or authority in the world, any and all continuations, continuations in part, divisions, reissues, substitutes, and extensions thereof or thereto, and any and all rights world-wide to file further patents, continuations in part, divisions, continuations, reissues, substitutes, and extensions related thereto, and including any Improvements thereto provided such Improvements are owned by Petrosonic;

(i)	“Proprietary Information” means proprietary and non-public business information including inventions (whether or not patentable), discoveries, trade secrets, know-how, methods, processes, designs, technology, technical data, specifications and experience of Petrosonic relating to the upgrading of heavy oils by sonicated de-asphalting and oxidation;

(j)	“Purpose” means the upgrading of heavy oils at the Facility;

(k)	“Term” has the meaning given to it in Section 7.1;

(l)	“Territory” means the Republic of Iraq;

2.	GRANT OF LICENCE

2.1	Petrosonic hereby grants to Sonoro, and Sonoro hereby accepts, a non-exclusive, royalty-free and fully paid-up licence (the “Licence”) to use the Licenced Property during the Term solely for the Purpose and solely in the Territory, subject to the terms and conditions set out in this Agreement.

2.2	The Licence shall be non-divisible, non-transferable and non-assignable.

3.	CONFIDENTIALITY

3.1	Sonoro agrees to keep and use the Confidential Information in confidence, and will not, without the prior written consent of Petrosonic, disclose the Confidential Information to any person or entity, except to Sonoro’s directors, officers, employees, contractors and professional advisors who require the Confidential Information to assist Sonoro in performing its obligations under this Agreement and who have agreed to be bound by the confidentiality provisions of this Agreement. Sonoro will be responsible and liable for any use or disclosure of the Confidential Information by such parties in violation of this Agreement.

3.2	Nothing contained herein shall be deemed to prevent disclosure of any of the Confidential Information if such disclosure is legally required to be made in a judicial, administrative, or governmental proceeding pursuant to a valid subpoena or other applicable order; provided, however, Sonoro will give Petrosonic at least ten days’ prior written notice (unless less time is permitted by the applicable proceeding) before disclosing any of the Confidential Information in any such proceeding and, in making such disclosure, Sonoro shall disclose only that portion thereof required to be disclosed and shall take all reasonable efforts to preserve the confidentiality thereof, including supporting Petrosonic in obtaining protective orders.

3.3	Sonoro will not use Confidential Information provided under this Agreement to file patents at any time during the Term of this Agreement or following its termination.

3.4	Notwithstanding the termination of this Agreement for any reason, this Section 3 will survive and continue to bind Sonoro and its successors and assigns for a period of five (5) years from the date of such termination.

4.	PROPERTY RIGHTS AND IMPROVEMENTS

4.1	Sonoro acknowledges and agrees that Petrosonic owns all right, title and interest in and to the Licenced Property and all Improvements to the Licenced Property made by Petrosonic alone, or jointly with Sonoro, or by Sonoro alone, and all such Improvements, regardless of when made, shall be immediately deemed to be fully included in the Licence. Each party agrees to give timely notice to the other party of the details of all Improvements made by such party during the Term of this Agreement.

4.2	Sonoro will, at the request of Petrosonic, sign all documents as may be required to ensure that ownership of the Licenced Property and any Improvements remains with Petrosonic.

4.3	If there is an alleged infringement of the Licenced Property or any Improvements or any right with respect to the Licenced Property or any Improvements, Sonoro may, on receiving the prior written consent of Petrosonic, prosecute litigation designed to enjoin infringers of the Licenced Property or any Improvements. Provided that it has first granted its prior written consent, Sonoro agrees to reasonably co-operate to the extent of signing all necessary documents and to vest in Sonoro the right to institute the litigation, provided that all the direct and indirect costs and expenses of bringing and conducting the litigation or settlement are paid by Sonoro and in this case all recoveries are for the benefit of Petrosonic.

4.4	If any complaint alleging infringement of any patent or other proprietary rights is made against Sonoro or a sub-licencee of Sonoro regarding the use, in accordance with the terms and conditions of this Agreement of the Licenced Property or any Improvements in accordance with the terms of this Agreement, the following procedure will be adopted:

(a)	Sonoro will promptly notify Petrosonic on receipt of the complaint and will keep Petrosonic fully informed of the actions and positions taken by the complainant and taken or proposed to be taken by Sonoro on behalf of itself or a permitted sub-licencee;

(b)	all costs and expenses incurred by Sonoro or any permitted sub-licencee of Sonoro in investigating, resisting, litigating and settling the complaint, including the payment of any award of damages and/or costs to any third party, will be paid by Sonoro;

(c)	no decision or action concerning or governing any final disposition of the complaint will be taken without full consultation with, and approval by, Petrosonic acting reasonably; and

(d)	Petrosonic may elect to participate as a party in any litigation involving the complaint to the extent that the court may permit, and any additional expenses generated by such participation will be paid by Petrosonic (subject to the possibility of recovery of some or all of the additional expenses from the complainant).

4.5	Sonoro will not attempt to reverse engineer, de-encrypt, or otherwise derive the design, internal logic, structure or inner workings (including algorithms and source code) of any products, models, prototypes, software or other items constituting Confidential Information, including the Licensed Property.

5.	LIMITATION OF WARRANTY

5.1	Petrosonic makes no warranty, express or implied, regarding the Licenced Property or any Improvements, except as explicitly provided herein.

6.	REPRESENTATIONS, WARRANTIES AND COVENANTS

6.1	Petrosonic represents and warrants that Petrosonic owns or has sufficient rights to the Licenced Property to grant the Licence to Sonoro under this Agreement.

6.2	Petrosonic represents and warrants that there are no prior agreements, obligations or duties of any nature or kind affecting Petrosonic’s rights and abilities to grant the Licence to Sonoro.

6.3	To the best of Petrosonic’s knowledge, Petrosonic is not aware of any intellectual property rights of any third parties restricting or derogating from the enjoyment, use, practice or exploitation by Petrosonic of the Licenced Property.

6.4	Sonoro represents and warrants that it is a duly organized and validly existing under the laws of the Province of British Columbia and has the power and authority to carry on its business as now conducted and as contemplated under this Agreement.

6.5	Sonoro will comply with all laws and regulations with respect to all activities conducted as contemplated by this Agreement.

6.6	Sonoro represents and warrants to Petrosonic that it has the infrastructure, expertise and resources to:

(a)	conduct commercial operations using the Licenced Property for the Purpose; and

(b)	handle Licenced Property with care and without danger to Sonoro, its employees, agents, or the public.

7.	TERM AND TERMINATION

7.1	The term (the “Term”) of this Agreement starts on the date of this Agreement and continues for the term Sonoro, operates using the intellectual property in the Territory.

7.2	Notwithstanding the provisions of subsection 8.1 above and without prejudice to any other right and remedy that one party may have against the other party for breach or non-performance of this Agreement, this Agreement may be terminated:

(a)	by either party upon thirty (30) days written notice if the other party shall materially violate any of the provisions or conditions of this Agreement and shall fail to discontinue or remedy such violation within the said period of thirty (30) days; or

(b)	by either party immediately if the other party shall become insolvent or unable to pay its debts as they mature, shall institute a bankruptcy or insolvency proceeding or have such a proceeding instituted against it which is not dismissed within thirty (30) days, shall make an assignment for the benefit of creditors, or shall commence dissolution or liquidation proceedings.

7.3	Expiration or termination for any reason of this Agreement shall not in any case operate to relieve either of the parties from its responsibility to fulfill any obligations under the provisions of this Agreement which shall have accrued to such party prior to the time of such expiration or termination including the obligation to pay fees and royalties.

8.	ASSIGNMENT

8.1	Sonoro may assign, transfer or otherwise dispose of any or all rights granted under this Agreement without the prior written consent of Petrosonic.

9.	FORCE MAJEURE

9.1	The obligations of a party shall be suspended during the time and to the extent that the party is prevented from or delayed in complying with that obligation by a force majeure.

9.2	For the purpose of this Section, force majeure means a circumstance beyond the reasonable control of a party which occurs without the fault or negligence of the party affected, and includes, without limitation, inevitable accident, storm, flood, fire, earthquake, explosion, peril of navigation, hostility, act of terrorism, war (declared or undeclared), insurrection, industrial strikes, lockouts or other industrial action, executive or administrative order or act of either general or particular application of any government, whether de jure or de facto, or any official purporting to act under the authority of that government, prohibition or restriction by domestic or foreign laws, regulations or policies, quarantine or customs restrictions, breakdown or damage to or confiscation of property.

10.	NOTICE

10.1	Any notice or other communication provided for in this agreement (a “Notice”) shall be in writing and shall be delivered personally, sent by courier or transmitted by facsimile to the party at the address or facsimile number provided below, or such other address or facsimile number as a party may specify by notice in writing to the other party, from time to time. Any Notice personally delivered to a party shall be deemed to have been given and received on the day it is so delivered, provided that if such day is not a day where businesses are ordinarily open in Vancouver, British Columbia or in Toronto, Ontario (a “Business Day”) then the Notice shall be deemed to have been given and received on the next Business Day. Any Notice sent by courier or transmitted by facsimile shall be deemed to have been given and received on the next Business Day following the date of its sending or transmission.

If to Petrosonic:

Petrosonic Energy, Inc.
57 Valley Woods Way NW
Calgary, AB, T3B 6A5

Attention: Art Agolli
Fax No.: (403) 441 6919

with a copy to:

Merani Reimer LLP
Barristers & Solicitors
Suite 204, 205-9th Avenue S.E.
Calgary, Alberta, T2G 0R3

Attention:	Ashif S. Merani
Fax No:	(403) 398-0220
Tel:	(403) 261-7006
Email:	ashif@meranireimer.com

If to Sonoro:

Sonoro Energy Ltd.
Suite 1000, 600 – 6th Avenue S.W.
Calgary, Alberta T2P 0S5

Attention:	David A. Little,
CFO
Fax No.:	1 (888) 774-3858
Tel:	(403) 262-3252
Email:	dlittle@sonoroenergy.com

with a copy to:

Goodmans
Suite 1900, 355 Burrard Street
Vancouver, BC V6C 2G8

Attention:       Mr. David Redford
Fax No.:      (604) 682-7131

11.	GOVERNING LAW

11.1	This Agreement shall be construed, governed by and interpreted in accordance with the laws of the Province of Alberta and the laws of Canada applicable therein. The parties irrevocably and unconditionally submit to the jurisdiction of the courts of the Province of Alberta.

12.	GENERAL

12.1	This Agreement constitutes the entire agreement between the parties hereto relative to the subject matter hereof and supersede all previous agreements, negotiations, commitments and writings relative to the subject matter hereof and, may not be changed or modified in any manner unless in writing signed by the authorized officer or representative on behalf of each of the parties hereto on or after the date of execution of this Agreement.

12.2	Time will be of the essence of this Agreement.

12.3	Subject to the limitations expressed in this Agreement, this Agreement operates for the benefit of and is binding on the parties and their respective successors and assigns.

12.4	No condoning or excusing by a party of any default or breach by the other party of any terms of this Agreement operates as a waiver of that party’s rights under this Agreement.

12.5	Each party to this Agreement represents and warrants to each other party that such party has read and fully understands the terms and provisions hereof, has had an opportunity to review this Agreement with legal counsel, and has executed this Agreement based upon such party's own judgment and advice of independent legal counsel (if sought).

12.6	Any of the provisions of this Agreement that are indefinite, invalid, illegal or otherwise voidable or unenforceable may be severed and the balance of this Agreement will continue in full force and effect.

12.7	The headings or Sections of this Agreement are for convenience of reference only, and shall not in any way affect the meaning or interpretation of any of the provisions of this Agreement.

12.8	This Agreement may be executed in counterparts and by facsimile, each of which when so executed will be deemed to be an original and such counterparts shall together constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

Vendor:	SONORO ENERGY LTD.

	Per:	/s/ David Little
Name: David Little
Title: Chief Financial Officer
Authorized Signatory

Purchaser:	PETROSONIC ENERGY, INC.

	Per:	/s/ Art Agolli
Name: Art Agolli
Title: President
Authorized Signatory

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